Exhibit 5.1

345 Park Avenue New York, NY 10154	Direct Main 212.407.4000 Fax 212.407.4990

August 24, 2018

AgEagle Aerial Systems, Inc.
117 South 4th Street
Neodesha, Kansas 66757

Re: AgEagle Aerial Systems, Inc.

Ladies and Gentlemen:

We have acted as counsel to AgEagle Aerial Systems, Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-226324) (as it may be amended, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).

The Registration Statement relates to the resale by the selling stockholder (the “Selling Stockholder”) set forth in the Registration Statement of 4,249,469 shares of common stock, par value $0.001 per share (the “Resale Shares”), issuable upon the conversion of outstanding shares of the Company’s Series C Convertible Preferred Stock (the “Preferred Stock”) held by the Selling Stockholder.

In connection with this opinion letter, we have examined the Registration Statement and originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing, we are of the opinion that the Resale Shares have been duly authorized, and upon conversion of the Preferred Stock, the Resale Shares will be validly issued, fully paid and non-assessable

Our opinion is limited to the applicable statutory provisions of the Nevada Private Corporations Chapter of the Nevada Revised Statutes, Nev. Rev. Stat. 78, including interpretations thereof in published decisions of the Nevada courts, and applicable provisions of the Nevada Constitution. We express no opinion with respect to any other laws.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference made to our name under the caption “Legal Matters” in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Loeb & Loeb LLP
Loeb & Loeb LLP

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